EXHIBIT 10-H

COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN

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TABLE OF CONTENTS

		PAGE
Section 4.8	No Employment Rights Conferred	8

Section 4.9	Plan to Comply with Code Section 409A	8

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COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN

Colgate-Palmolive Company hereby continues the Supplemental Savings and Investment Plan, a non-qualified, unfunded plan which it maintains to provide Eligible Employees with a benefit which, in the absence of certain limitations imposed by the Code, would have been provided under the Colgate-Palmolive Company Employees Savings and Investment Plan.

ARTICLE I

INTRODUCTION

Section 1.1	Name of Plan. The name of this Plan is the “Supplemental Savings and Investment Plan”.

Section 1.2	Effective Date. The effective date of this Plan is January 1, 1991. This amended and restated Plan is effective January 1, 2005, except as otherwise provided herein, and is amended for the purpose of complying with the requirements of Internal Revenue Code section 409A as added by the American Jobs Creation Act of 2004. The Company does not intend by the retroactive application of this amended and restated Plan to increase or reduce the benefits previously offered thereunder.

ARTICLE II

DEFINITIONS

Capitalized terms which are not defined herein shall have the meaning given to them in the Base Plan. Whenever reference is made herein to “this Plan”, such reference shall be to this Supplemental Savings and Investment Plan.

Section 2.1	“Account” shall mean a separate account maintained for a Member to record the Annual Allocation which the Member elects to defer under Section 3.4 of the Plan, and the earnings and losses allocable thereto. Separate sub-accounts shall be maintained within the Account for each Member to reflect the aggregate Annual Allocations deferred for Plan Years 1991 through 2002, and the separate Annual Allocations for each Plan Year after 2002, and the respective earnings and losses thereon.

Section 2.2	“Annual Allocation” shall mean the amount determined under Section 3.2 for any Plan Year.

Section 2.3	“Base Plan” shall mean the Colgate-Palmolive Company Employees Savings and Investment Plan, as amended from time to time.

Section 2.4	“Change of Control” shall have the meaning given to such term under the Colgate-Palmolive Company Executive Severance Plan, as amended from time to time.

Section 2.5	“Deferred Annual Allocation” shall mean the amount described in Section 3.4.

Section 2.6	“Eligible Employee” shall mean (a) a salaried person who is employed by the Company on a full-time or part-time basis as of January 1 of a Plan Year and is, or is expected to become, eligible to participate in the Base Plan during the Plan Year, or (b) a United States Employee in Foreign Service as of January 1 of a Plan Year who is eligible to participate in the Base Plan, and whose Recognized Earnings for such Plan Year in either case are expected to be limited by Code section 401(a)(17).

Section 2.7	“Grandfathered Benefit” shall mean the portion of the Member’s Account that reflects the Annual Allocations deferred for Plan Years prior to 2005, as adjusted for earnings and losses thereon.

Section 2.8	“Member” shall mean an Eligible Employee who participates in this Plan pursuant to Article III. An Eligible Employee shall remain a Member under this Plan until all amounts payable on his behalf from this Plan have been paid.

Section 2.9	“Subsidiary” means a domestic or foreign company, at least 50% of whose issued and outstanding voting shares are directly or indirectly owned or controlled by the Company.

ARTICLE III

BENEFITS

Section 3.1	Participation. An Eligible Employee will participate in this Plan for any Plan Year if Recognized Earnings, as determined under the Base Plan for such Plan

Year, are limited by Code Section 401(a)(17). A person who is hired and becomes an Eligible Employee after January 1 of a Plan Year is not eligible to make a deferral election until the election for the following Plan Year.

Section 3.2	Amount of Annual Allocation. A Member’s Annual Allocation for any Plan Year beginning on or after January 1, 2005 shall be equal to the difference between: (a) the Company Matching Contribution that would have been made under the Base Plan for the Plan Year on behalf of such Member, based on the Member’s elected percentage as of the first day of such Plan Year (or if later, when the Member becomes a participant in the Base Plan during the Plan Year) and if the Recognized Earnings subject to such elected percentage were not limited by Code section 401(a)(17); and (b) the Company Matching Contribution that would have been made under the Base Plan for the Plan Year on behalf of such Member, based on the same elected percentage as in (a) but with the Recognized Earnings subject to such elected percentage limited by Code section 401(a)(17).

Section 3.3	Distribution of Amounts Credited for any Plan Year. Absent a timely deferral election made in accordance with Section 3.4, a Member’s Annual Allocation for any Plan Year shall be distributed to the Member on or about December 15th of such Plan Year.

Section 3.4	Deferral Election. Prior to the beginning of any Plan Year, a Member may elect to defer distribution of his Annual Allocation for such Plan Year, resulting in a Deferred Annual Allocation. Such election shall be made on a form provided by, and delivered to, the Committee prior to the first day of the Plan Year. Amounts deferred hereunder shall be credited to the Member’s Account.

Section 3.5	Adjustments to Deferred Annual Allocations. A Deferred Annual Allocation which is attributable to a post-2002 Plan Year shall be credited with interest at a rate equal to the interest rate credited on long-term deferrals under the Colgate-Palmolive Company Deferred Compensation Plan, as such rate is determined for deferrals elected under that plan with respect to such Plan Year. The aggregate Deferred Annual Allocations attributable to pre-2003 Plan Years shall be credited with earnings and losses based on the performance of shares of the Company’s Series B Convertible Preference Stock (including dividends thereon which shall be deemed to be reinvested in such shares). The adjustment to a Deferred Annual Allocation as described herein shall be effective for periods beginning with the last day of the Plan Year for which the Annual Allocation is deferred.

Section 3.6	Distribution of Member’s Account. Amounts credited to a Member’s Account shall be distributed as soon as practicable following the end of the quarter in which the Member separated from service; provided, however, that effective for distributions made on or after January 1, 2006, if the Member is a “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code section 409A(a)(2)(B)(i), distribution of the portion of the Member’s Account in excess of the Grandfathered Benefit shall be deferred until the earlier of (i) the date that is six months following the Member’s separation from service or (ii) the date of the Member’s death. Distributions shall be made in cash except for the portion of a Member’s Account attributable to pre-2003 deferrals, which shall be distributed in shares of Company common stock.

Section 3.7	Death of a Member. Upon a Member’s death, the Member’s Account, together with the amount attributable to the Plan Year in which the Member died, shall be distributed to the Member’s Beneficiary in a lump sum payment as soon as practicable following the end of the quarter in which the Member died.

Section 3.8	Change of Control for Members Covered under the Executive Severance Plan. In the event of a Change of Control, a distribution of the Member’s Grandfathered Benefit shall be made within 30 days following the Change of Control provided the Member is then covered under the Executive Severance Plan. If the Change of Control satisfies the requirements of Code section 409A(a)(2)(A)(v), a distribution of the portion of such Member’s Account in excess of the Grandfather Benefit shall be made within 30 days following the Change of Control.

ARTICLE IV

PLAN ADMINISTRATION

Section 4.1

Committee. This Plan shall be administered by the Committee, which shall have full authority to administer and interpret this Plan, make payments and maintain records hereunder. The Committee may adopt or amend from time to time such procedures as may be required for determinations required under the Plan. All interpretations of the Committee shall be final and binding on all parties including Members, Beneficiaries and the Company. Any complaint with regard to benefits under the Plan should be directed to the Employee Relations Committee, Colgate-

Palmolive Company, 300 Park Avenue, New York, NY 10022. Such complaint must be filed in writing no later than 90 days after the date of retirement, termination or other occurrence related to the complaint.

Section 4.2	Delegated Responsibilities. The Committee shall have the authority to delegate any of its responsibilities to such persons as it deems proper.

Section 4.3	Amendment and Termination. The Company may amend, modify or terminate this Plan at any time, provided, however, that no such amendment, modification or termination shall reduce the amount credited to a Member’s Account as of the date of such amendment or termination unless the Member becomes entitled to an amount equal to any such reduction under another plan (including the Base Plan), program or practice adopted by the Company.

Section 4.4	Payments. The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto out of its general assets.

Section 4.5	Non-Assignability of Benefits. Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate and is consistent with Code Section 409A.

Section 4.6	Plan Unfunded. Nothing in this Plan shall be interpreted or construed to require the Company in any manner to fund any obligation to the Members or Beneficiaries hereunder. Nothing contained in this Plan nor any action taken here under shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Members or Beneficiaries. Any funds which may be accumulated in order to meet any obligation under this Plan shall for all purposes continue to be a part of the general assets of the Company. To the extent that any Member or Beneficiary acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

Section 4.7	Applicable Law. All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the State of Delaware, to the extent not preempted by Federal law.

Section 4.8	No Employment Rights Conferred. The establishment of the Plan shall not be construed as conferring any rights upon any Eligible Employee for continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Eligible Employee or treat him without regard to the effect which such treatment might have upon him under the Plan.

Section 4.9	Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable.